EXHIBIT 21.1
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                  LIST OF SUBSIDIARIES OF CYTATION CORPORATION
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1.   Deer Valley  Acquisitions  Corp.,  organized  under  the laws of Florida, a wholly-owned  subsidiary  of  Cytation  Corporation.

2. Deer Valley Homebuilders, Inc., organized under the laws of Alabama, a wholly-owned subsidiary of Deer Valley Acquisitions Corp.

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